Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT:  Phil Moïse
770-441-2051

IMMUCOR RESPONDING TO FTC INQUIRY

NORCROSS, GA. (October 26, 2007) – Immucor, Inc. (Nasdaq/NM: BLUD), a global provider of automated instrument-reagent systems to the blood transfusion industry, announced today that on October 12, 2007, the company received a letter from the Federal Trade Commission (“FTC”) requesting that the company voluntarily provide certain documents and information to the FTC concerning three acquisitions made by Immucor in the period from 1996 through 1999, and concerning Immucor’s product pricing activities since then. The letter states that the request is part of a non-public investigation by the FTC of whether Immucor violated federal antitrust laws or engaged in unfair methods of competition through those acquisitions, and whether Immucor or others engaged in unfair methods of competition by restricting price competition. The FTC letter states that neither the letter nor the existence of the investigation indicates that the FTC has concluded that Immucor or anyone else has violated the law.

The company intends to cooperate with the FTC in this investigation, and is in the process of responding to the FTC’s request. At this time the company cannot reasonably assess the timing or outcome of the investigation or its effect, if any, on the company’s business.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.